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                                                                    EXHIBIT 21.1

     CPC of America, Inc. has the following subsidiaries: CPCA 2000, Inc., a Nevada Corporation, HeartMed, Inc., a Nevada corporation, and Med Enclosure, LLC, a Nevada limited liability company.